UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 10, 2017

EMERGENT CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	5355 Town Center Road, Suite 701 Boca Raton, Florida	33486
	(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (561) 995-4200
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Supplemental Indentures and Additional Convertible Notes
On March 10, 2017, the Company, as issuer, and Wilmington Trust, National Association, as trustee, entered into the First Supplemental Indenture (the "Senior Supplemental Indenture"), implementing certain amendments to the Indenture dated as of March 11, 2016 (the "Senior Secured Indenture") governing the Company’s outstanding 15.0% Senior Secured Notes due 2018 (the "15.0% Senior Notes") following the Company’s receipt of requisite consents of the holders of the 15.0% Senior Notes. The Senior Supplemental Indenture amends the Senior Secured Indenture to: (i) amend the definition of "Permitted Indebtedness" to include all 8.5% Senior Unsecured Convertible Notes (the "Convertible Notes") issued by the Issuer under the Indenture dated February 21, 2014 between the Company and U.S. Bank National Association (the "Convertible Indenture") after February 14, 2017, in lieu of a cash payment of interest due to the holders of the Convertible Notes, and (ii) add Section 4.07(e) to restrict the Company from increasing the interest rate payable on the Convertible Notes.
On March 13, 2017, the Company and U.S. Bank National Association, as trustee, entered into the First Supplemental Indenture (the "Convertible Supplemental Indenture"), implementing certain amendments to the Convertible Indenture governing the Convertible Notes. The Convertible Supplemental Indenture amends the Convertible Indenture to, among other things, allow for the issuance of Convertible Notes in denominations of $1.00 principal amount and multiples of $1.00.
On March 14, 2017, the Company issued an additional $3.5 million aggregate principal amount of its Convertible Notes (the "Additional Convertible Notes") following the Company’s receipt of requisite consents of the holders of the Convertible Notes of approximately 98% of the aggregate principal amount of Convertible Notes (the "Consenting Holders"), pursuant to the consent solicitation in respect of the Convertible Notes that commenced on February 14, 2017 (the "Consent Solicitation"), whereby each Consenting Holder agreed to accept Additional Convertible Notes in lieu of a cash payment of interest on the Convertible Notes due February 15, 2017 (the "2017 Interest Payment Date"). All Additional Convertible Notes issued by the Company to Consenting Holders were issued under the Convertible Indenture and such Additional Convertible Notes have identical terms to existing Convertible Notes. Interest on the Additional Convertible Notes will accrue from February 15, 2017.
The foregoing description of the Senior Supplemental Indenture and Convertible Supplemental Indenture is a summary only and is qualified in its entirety by reference to the full text of the Senior Supplemental Indenture and Convertible Supplemental Indenture, which will be filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided under Item 1.01 in this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.
The Company did not make an interest payment of $1.1 million, due March 15, 2017, on the 15.0% Senior Notes, of which $30.0 million principal amount was outstanding on that date. If the interest payment is not made within five business days of its due date, such failure would result in an event of default under the Senior Secured Indenture governing the 15.0% Senior Notes, and the trustee or holders of at least 25% in principal amount of the outstanding 15.0% Senior Notes may declare the principal, premium, if any, and accrued but unpaid interest immediately due and payable.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

4.1	First Supplemental Indenture, dated as of March 9, 2017, by and among Emergent Capital, Inc. and Wilmington Trust, National Association.
4.2	First Supplemental Indenture, dated as of March 13, 2017, by and among Emergent Capital, Inc. and U.S. Bank National Association.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
March 16, 2017

EMERGENT CAPITAL, INC.
(Registrant)

By:	/s/ Christopher O'Reilly
Christopher O'Reilly
General Counsel and Secretary

EXHIBIT LIST

Exhibit No.	Exhibit Title
4.1	First Supplemental Indenture, dated as of March 9, 2017, by and among Emergent Capital, Inc. and Wilmington Trust, National Association.
4.2	First Supplemental Indenture, dated as of March 13, 2017, by and among Emergent Capital, Inc. and U.S. Bank National Association.